Exhibit 99.2

Velocity Portfolio Group To Explore Strategic Alternatives

Company to withdraw registration statement for proposed public offering

FOR IMMEDIATE RELEASE — Wall, New Jersey, February 27, 2009– Velocity Portfolio Group, Inc. (NYSE Alternext US:PGV) announced today that it is withdrawing its registration statement for its proposed public offering of stock and warrants and that its board of directors has authorized the company to begin a process of exploring strategic alternatives to enhance stockholder value. To this end, the board expects to form a special committee comprised of independent board members which will assist management in this effort.

In making the announcement, Velocity stated that its board of directors has not approved placing the company or any of its assets up for sale, and the company does not have any commitments or agreements with respect to any particular transaction. The company also stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.  Subject to regulatory requirements, Velocity does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its board of directors has approved a specific transaction.

John C. Kleinert, Chief Executive Officer of Velocity, stated “Given our depressed stock price and the current public capital market conditions, we have decided to forego our proposed public capital raise at this time and are examining all options to create value for our stockholders. During the exploration process, we expect to consider a full range of possible alternatives, including a possible sale, merger, strategic partnership or financing.”

About Velocity Portfolio Group, Inc.

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

For more information, visit www.velocitycollect.com

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, this press release and the statements of representatives and partners of Velocity Portfolio Group, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact:

James J. Mastriani, Chief Financial Officer
Velocity Portfolio Group, Inc.
(732) 556-9090
jjm@velocitycollect.com